CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the use in the General Form for Registration of Securities of Small Business Issuers on Form 10-SB of our report dated May 14, 1999, on our audits of the consolidated financial statements of Accord Advanced Technologies, Inc. as of December 31, 1998 and 1997 and for the years then ended.

We also consent to the use in the General Form for Registration of Securities of Small Business Issuers on Form 10-SB of our report dated April 10, 1998, on our audit of the financial statements of Accord Semiconductor Equipment Group, Inc. as of the year ended December 31, 1997 and for the year then ended.



                                                  KING, WEBER & ASSOCIATES, P.C.

Tempe, Arizona
August 27, 1999